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                                                                      EXHIBIT 21



        AverStar, Inc. has the following four subsidiaries:

                1.  Computer Based Systems, Inc.;

                2.  Computer Applications Systems Technology, Inc.;

                3.  Intermetrics International, Inc.; and

                4.  Intermetrics Securities, Inc.